EXHIBIT 11.1



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                     BEI ELECTRONICS, INC. AND SUBSIDIARIES

                        COMPUTATION OF PER SHARE EARNINGS



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                                                                                            YEAR ENDED

                                                                      September 28          September 30        October 1
(in thousands except per share amounts)                                   1996                  1995               1994
-------------------------------------------------------------------------------------------------------------------------
Weighted average shares outstanding                                        6,926                 6,759              6,657

Net effect of dilutive stock options
based on the treasury stock
method using fair market value                                               182                    --                 --
                                                          ---------------------------------------------------------------

Total weighted average shares outstanding                                  7,108                 6,759              6,657
                                                          ===============================================================

Net income                                                                $1,889               $(4,391)           $(1,744)
                                                          ---------------------------------------------------------------

Earnings per common share and common
equivalent share                                                           $0.27                $(0.65)            $(0.26)
                                                          ===============================================================


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